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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 10, 2000, except as to the completion of the Company's reincorporation in the State of Nevada as described in Note 23 which is as of _______, 2000 and except as to a determination that the Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, as described in Note 21 which is as of ___________, 2000, relating to the consolidated financial statements of idealab!, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Woodland Hills, California
April 19, 2000